UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 9, 2005

AIRNET COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-28217	59-3218138
(Commission file number)	(IRS Employer Identification Number)

3950 Dow Road, Melbourne, Florida 32934

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (321) 984-1990

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02.	Results of Operations and Financial Condition.

See the disclosure below in Item 4.02.

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Summary of Restatement

On March 9, 2005, the Company's Audit Committee concluded the Company should restate its previously issued financial statements for the fiscal quarters ended September 30, 2003 and December 31, 2003, for the fiscal year ended December 31, 2003, and for each of the three fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. The restatement will change the timing of the non-cash debt conversion interest charge that relates to the issuance by the Company in August 2003 of $16 million principal amount of senior secured convertible notes to two investors (the "Note Financing"). The restatement will not have any effect on the Company's revenue for any periods or on its cash flow.

The terms of the Note Financing permit the beneficial conversion of the principal and accrued interest on the debt into the Company's common stock at any time at a specified conversion price. The Company received $9 million in cash at the closing of the Note Financing in August 2003, with the remaining $7 million principal amount to be paid in quarterly installments thereafter. One of the additional installment payments of $1.0 million was made during fiscal year 2003. An installment payment of $1.0 million was made in each of the first two quarters of fiscal year 2004, and two installment payments were received during the third quarter of 2004. A further $1.0 million installment payment was received on December 31, 2004, during the fourth quarter of the year. The last $1.0 million installment was received on March 3, 2005.

As noted in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, the Company is required to record a charge to interest expense in connection with the Note Financing representing the intrinsic value of the beneficial conversion feature of the convertible notes, limited to total cash proceeds received from the funding. The actual charge to earnings is determined based on the intrinsic value of the conversion feature on the date of the closing of the Investment under the Securities Purchase Agreement.

In preparing the Company's financial statements for the quarter ended September 30, 2003 and the year ended December 31, 2003, and for subsequent quarters, the charges to interest expense were recorded when the proceeds of the funding were received, in part because the notes were immediately convertible. This treatment was adopted to comply with Emerging Issues Task Force (EITF) Issue 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. Accordingly, the Company recorded a charge of $9.0 million to interest expense on the closing date of the transaction, and an additional charge to interest expense of $1.0 million when each quarterly installment payment was received. Total charges of $10.0 million were recorded to interest expense for fiscal year 2003, and total charges of $4.0 million were recorded to interest expense during the first three quarters of fiscal year 2004 ($1.0 million in each of the first two quarters and $2.0 million in the third quarter of 2004), in each case reflecting the proceeds from the funding received during those periods. Prior to recording the non-cash charges on the financial statements, the management for the Company and the Audit Committee consulted extensively with the Company’s outside financial experts regarding the appropriate accounting treatment for the Note Financing.

Recently, upon further analysis, the Company has determined that the charges should have been amortized from the date proceeds of the funding are received to the maturity of the convertible notes in August, 2007, rather than being recorded in their entirety at the time the proceeds are received, regardless of when the notes became convertible. The charges will be amortized over the life of the notes using the interest method, in accordance with EITF Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (EITF 00-27), which superceded the EITF Issue 98-5 guidance followed, and Accounting Principles Board Opinion 21 (APB 21). To the extent that all or part of the notes are converted into common stock prior to their maturity, any associated remaining unrecognized expense will be accelerated and recognized during the period of conversion.

The decision to restate was made by the Audit Committee of the Company, upon the recommendation of management and following a discussion with, and with the concurrence of, the Company's current independent registered public accountants, BDO Seidman, LLP (“BDO”) and our previous independent registered public accountants, Deloitte & Touche LLP. The Audit Committee concluded that the Company's previously issued financial statements for the third quarter ended September 30, 2003 and the year ended December 31, 2003 and for each of the first three quarters in the 2004 fiscal year should no longer be relied upon, pending their restatements, because of errors in those financial statements. The report of Deloitte & Touche LLP on our financial statements for the year ended December 31, 2003 should also no longer be relied upon.

Effect on Income Statement

The impact of these changes will be to significantly reduce the aggregate amount of the non-cash beneficial debt conversion charges recorded in fiscal year 2003. For the first three quarters of 2004, the effect will be a small increase in the aggregate expense recorded, with a corresponding increase effect on the Company's net loss, which includes the effect of the conversions of $6.0 million principal amount of senior notes during the year and associated expense recognition. The effect will also be to increase the expected non-cash debt conversion charges to be taken in subsequent years through the notes' maturity in 2007, which will have a corresponding negative effect on net income for those periods.

For the year ended December 31, 2003, charges to interest expense of approximately $3,800 will be recorded for the period from the issuance of the debt through the end of the year (instead of $10.0 million as originally reported for the year). This will have the effect of reducing the net loss attributable to common shareholders for fiscal year 2003 from $32.3 million, or $9.71 per share (as originally reported) to approximately $22.3 million, or $6.71 per share (as restated). For the quarter ended September 30, 2003, charges to interest expense of approximately $686 will be recorded for the period from the issuance of the debt through the end of the quarter (instead of $9.0 million as originally reported for the year). This will have the effect of reducing the net loss attributable to common shareholders for the third quarter of 2003 from $20.2 million, or $5.60 per share (as originally reported) to approximately $11.2 million, or $3.10 per share (as restated).

For the first quarter of fiscal year 2004, the charge to interest expense will be reduced from $1.0 million to approximately $5,400. This results in a reduction of the Company's net loss from $6.6 million, or $1.33 per share (as originally reported), to $5.6 million, or $1.13 per share (as restated). For the second quarter of 2004, the charge to interest expense will be increased slightly from $1.0 million to $1.008 million, resulting in an insignificant increase of the Company's net loss for the quarter of $5.6 million, or $0.89 per share. For the six month period ended June 30, 2004, net loss is being reduced from $12.3 million, or $2.17 per share (as originally reported) to $11.3 million, or $2.00 per share (as restated). Finally, for the third quarter of 2004, the interest charge will be increased from $2.0 million to approximately $3.0 million, resulting in an increase of the Company's net loss for the quarter from $7.2 million, or $1.09 per share (as originally reported), to $8.2 million, or $1.24 per share (as restated). For the nine-month period ended September 30, 2004, the Company's net loss increased approximately $20,000 from $19.5 million, or $3.25 per share (as originally reported) to $19.5 million, or $3.26 per share (as restated).

The Company expects that the total charge to interest expense during fiscal year 2004 will be approximately $6.0 million. Going forward the Company expects to record charges of $236 thousand for fiscal year 2005, $2.0 million for fiscal year 2006 and $7.7 million for fiscal year 2007 (through August 2007). These interest expense charges will be accelerated if additional note principal is converted into common shares.

All per share amounts above have also been restated to give effect to the Company’s 1-for-10 reverse stock split in December 2004.

Effect on Balance Sheet

As part of the restatement, the Long-Term Debt balance of $10.0 million as of December 31, 2003 (as originally reported) will be adjusted to $3,797 with an increase in Stockholders’ Equity of $10.0 million to approximately $20.6 million (as restated) as compared to $10.6 million as originally reported. At March 31, 2004, June 30, 2004 and September 30, 2004 Long Term Debt balances of $11.0 million, $11.0 million, and $10.0 million respectively (as originally reported) will be adjusted to approximately $9,155; $17,530 and $24,160 respectively (as restated). Stockholders’ Equity will increase from $7.3 million, $11.2 million, and $11.2 million as originally reported for March 31, 2004, June 30, 2004 and September 30, 2004 to $18.3 million, $22.2 million and $21.2 million respectively (as restated). At September 30, 2003 the Long Term Debt balance was originally reported as $9.0 million and will be adjusted to approximately $686.

Impact Summary

	As Originally Reported	As Restated	Delta
	(in thousands, except for per share amount)
Quarter ended September 30, 2003
Long-term debt - related parties	$9,000.0	$0.7	$(8,999.3)
Stockholders' equity	12,691.0	21,690.3	8,999.3
Non-cash debt conversion interest charge	9,000.0	0.7	(8,999.3)
Net loss attributable to common shareholders	20,204.1	11,204.8	(8,999.3)
Loss per share	5.60	3.10	(2.50)
Nine months ended September 30, 2003
Long-term debt - related parties	$9,000.0	$0.7	$(8,999.3)
Stockholders' equity	12,691.0	21,690.3	8,999.3
Non-cash debt conversion interest charge	9,000.0	0.7	(8,999.3)
Net loss attributable to common shareholders	26,725.0	17,725.7	(8,999.3)
Loss per share	9.30	6.17	(3.13)
Year ended December 31, 2003
Long-term debt - related parties	$10,000.0	$3.8	$(9,996.2)
Stockholders' equity	10,564.0	20,560.2	9,996.2
Non-cash debt conversion interest charge	10,000.0	3.8	(9,996.2)
Net loss attributable to common shareholders	32,328.4	22,332.2	(9,996.2)
Loss per share	9.71	6.71	(3.00)
Quarter ended March 31, 2004
Long-term debt - related parties	$11,000.0	$9.2	$(10,990.8)
Stockholders' equity	7,323.3	18,314.1	10,990.8
Non-cash debt conversion interest charge	1,000.0	5.4	(994.6)
Net loss attributable to common shareholders	6,644.5	5,649.9	(994.6)
Loss per share	1.33	1.13	(0.20)

	As Originally Reported	As Restated	Delta
	(in thousands, except for per share amount)
Quarter ended June 30, 2004
Long-term debt - related parties	$11,000.0	$17.5	$(10,982.5)
Stockholders' equity	11,182.8	22,165.3	10,982.5
Non-cash debt conversion interest charge	1,000.0	1,008.4	8.4
Net loss attributable to common shareholders	5,605.6	5,614.0	8.4
Loss per share	0.89	0.89	-
Six months ended June 30, 2004
Long-term debt - related parties	$11,000.0	$17.5	$(10,982.5)
Stockholders' equity	11,182.8	22,165.3	10,982.5
Non-cash debt conversion interest charge	2,000.0	1,013.7	(986.3)
Net loss attributable to common shareholders	12,250.2	11,263.9	(986.3)
Loss per share	2.17	2.00	(0.17)
Quarter ended September 30, 2004
Long-term debt - related parties	$10,000.0	$24.2	$(9,975.8)
Stockholders' equity	11,245.7	21,221.5	9,975.8
Non-cash debt conversion interest charge	2,000.0	3,006.6	1,006.6
Net loss attributable to common shareholders	7,201.5	8,208.1	1,006.6
Loss per share	1.09	1.24	0.15
Nine months ended September 30, 2004
Long-term debt - related parties	$10,000.0	$24.2	$(9,975.8)
Stockholders' equity	11,245.7	21,221.5	9,975.8
Non-cash debt conversion interest charge	4,000.0	4,020.4	20.4
Net loss attributable to common shareholders	19,451.6	19,472.0	20.4
Loss per share	3.25	3.26	0.01

The Company expects to present the restatements described in this Current Report when it files its Annual Report on Form 10-K for the year ended December 31, 2004 with the Securities and Exchange Commission. No amendments will be made to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 or to its Quarterly Reports on Form 10-Q for subsequent quarters, since all relevant changes will be reflected in the Annual Report on Form 10-K for fiscal year 2004.

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this Current Report, and the Company assumes no obligation to update such forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. AirNet urges investors to review its filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K, which describe important risk factors that could have an adverse effect on its results. The anticipated effects of the restatement described above are preliminary and may be subject to change as the Company completes its analysis.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRNET COMMUNICATIONS CORPORATION

Registrant

By:	/s/ Joseph F. Gerrity________________________
Joseph F. Gerrity

Chief Financial Officer

Dated: March 11, 2005

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